Exhibit 99

FOR IMMEDIATE RELEASE

Contacts, Allstate:

Rachel Hill         Mark Nogal
Media Relations         Investor Relations
(847) 402-5600         (847) 402-2800

Allstate Closes Sale of New York Life and Annuity Businesses

NORTHBROOK, Ill., Oct. 1, 2021 – The Allstate Corporation (NYSE: ALL) today announced that it has obtained all required regulatory approvals and closed the sale of Allstate Life Insurance Company of New York (ALNY) to Wilton Re for approximately $400 million.

“Closing on the sale of ALNY is a significant step in Allstate’s strategy of increasing personal property-liability market share and expanding protection services, while deploying capital out of the life and annuity businesses,” said Mario Rizzo, Chief Financial Officer of Allstate.

In a separate transaction announced earlier this year, Allstate agreed to sell Allstate Life Insurance Company to Everlake US Holdings Company, an entity managed by Blackstone Group. This transaction is expected to close in 2021, subject to regulatory approval and other closing conditions.

These transactions will complete Allstate’s exit from the traditional life and annuity businesses. Allstate agents and exclusive financial specialists continue to meet customers’ needs by offering a full suite of life insurance and retirement solutions from third-party providers.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a circle of protection including cars, homes, electronic devices, benefits and identity theft. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.”

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

About Wilton Re:
Wilton Re is a leading provider of in force and reinsurance solutions in the North American life insurance industry. With its proven experience, Wilton Re creates customized solutions that address the capital and operational needs of its clients. For more information about Wilton Re, please visit www.wiltonre.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.